ZYTO CORP Announces SEC Acceptance of Form 10

Business Wire, February 8, 2011

LINDON, Utah -- ZYTO Corp (Pink Sheets: ZYTC – News, www.ZYTO.com) is pleased to announce that the Company’s Form 10-12G has been accepted by the Securities and Exchange Commission with “no further comments.”

“This news is a significant milestone and paves the way for us to begin the process of up-listing to the Over the Counter Bulletin Board (“OTCBB”),” stated Dr. Vaughn R Cook, CEO.  “We believe this endeavor will position the Company for the future and open ZYTO to a new community of prospective shareholders.”

“The process of obtaining full SEC compliance has been time consuming and costly but in our opinion one of the most valuable actions we could achieve for our Company and shareholders,” stated Kami J. Howard, CFO.  “The completion of this process reaffirms our commitment to providing full disclosure to our shareholders.”

The initial Form 10-12G registration statement and subsequent amendments are posted on the SEC website at www.sec.gov.

About ZYTO Corp

ZYTO Corp was founded by its CEO Dr. Vaughn R Cook, OMD. The company designs and builds computer technology to facilitate decision making about healthcare and wellness options. ZYTO’s product mix includes the Elite, Select, Balance and EVOX, sold exclusively by healthcare professionals, and the Compass System built for distributors involved with specific direct sales or network marketing companies.

For more information visit www.ZYTO.com or contact their Headquarters at 801-224-7199.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products and technological changes, dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports.